EXHIBIT 23.4

Independent Auditors’ Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Convergys Corporation of our report dated June 15, 2001 with respect to the consolidated profit and loss account, cash flow statement and statement of total recognized gains and losses of Geneva Technology Limited and subsidiaries for the year ended December 31, 2000 which report appears in the Form 10-K/A of Convergys Corporation dated May 13, 2003 (none of the aforementioned financial statements are separately presented therein).

/s/    KPMG LLP

KPMG LLP

Cambridge, United Kingdom

December 15, 2003